Exhibit 23.1

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated June 20, 2012 with respect to the financial statements of Massive Dynamics, Inc. as of March 31, 2012, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2012 and from inception on March 15, 2011 through March 31, 2011 and 2012 as filed in their Annual Report on Form 10K with the Securities and Exchange Commission, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

June 13, 2013

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351